EXHIBIT 8.2

Summer Law Office PLLC
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6920 220th St. SW Suite 300 Mountlake Terrace, WA 98043 (425) 697-8049 (206) 349-2680 (cell) joel.summer@comcast.net	29822 Ellensburg Avenue PO Box 766 Gold Beach, OR 97444 (541) 247-6643 (206) 349-2680 (cell) joel.summer@comcast.net

Licensed in Washington, Oregon
and Illinois

Reply to Washington office

October 9, 2008

Boards of Directors
1st Security Bank of Washington
1st Security Bancorp, Inc.
6920 220th Street SW, Suite 300
Mountlake Terrace, Washington  98043

Re:	Certain Washington Tax Consequences Relating to Proposed Conversion of 1st Security Bank of Washington from the Mutual to Stock Form of Organization

To the Boards of Directors:

In accordance with your request, set forth herein is the opinion of this firm relating to certain Washington tax consequences of (i) the proposed conversion of 1st Security Bank of Washington (the “Bank”) from a Washington-chartered mutual savings bank to a Washington-chartered stock savings bank (the “Converted Bank”) and (ii) the concurrent acquisition of 100% of the outstanding capital stock of the Converted Bank by a parent holding company formed at the direction of the Board of Directors of the Bank and to be known as 1st Security Bancorp, Inc. (the “Holding Company”) (collectively, the “Stock Conversion”), pursuant to a Plan of Conversion (the “Plan”).

You have previously received the opinion of Silver, Freedman & Taff, L.L.P. regarding the federal income tax consequences of the Stock Conversion to the Bank, the Converted Bank, the Holding Company and the deposit account holders of the Bank under the Internal Revenue Code of 1986, as amended (the “Code”).  The federal tax opinion concludes, inter alia, that the proposed transactions qualify as a tax-free reorganization under Section 368(a)(1)(F) of the Code.

The State of Washington does not have a state income tax per se, but relies instead for its revenue on other types of taxes.  These other taxes primarily include property taxes, retail

Boards of Directors

sales/use taxes, and business and occupation taxes.  Money, credits, accounts, bonds, stocks, and shares of private corporations, along with various other intangibles, are expressly exempted from ad valorem (property) taxation, under RCW 84.36.070. Through reasoning similar to that employed by the federal taxing authority in the case of exchanges described in under Code Section 351, the State of Washington, Department of Revenue, takes the position, in WAC 458-20-106, that the retail sales/use tax does not apply to a transfer of capital to a corporation in exchange for stock therein.  Likewise, the business and occupation (“B&O”) tax does not apply to “casual or isolated sales” under WAC 458-20-106, which are defined as “sales[s] made by a person who is not engaged in the business of selling the type of property involved.”  Because 1st Security Bancorp, Inc. is not in the business of selling shares of stock in itself, we are of the opinion that issuance of shares of stock in exchange for capital contributions fits within this definition, and is, therefore, a casual or isolated sale not subject to the B&O tax.

Based upon the facts and circumstances attendant to the proposed reorganization, as they have been related to us via the Silver, Freedman & Taff, L.L.P. opinion letter referred to above, it is our opinion that, under the laws of the State of Washington, no adverse tax consequences will be incurred by either the Bank or its depositors as a result of the implementation of the transactions contemplated by the Plan.

No opinion is expressed on any matter other than state tax consequences which might result from the implementation of the Stock Conversion.

We hereby consent to the filing of this opinion with the Washington Department of Financial Institutions, Division of Banks, and the Federal Deposit Insurance Corporation as an exhibit to the Application for Approval of Conversion.

We also hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement on Form S-1 and to the reference of our firm in the Prospectus, which is a part of the Registration Statement, under the headings “The Conversion and Stock Offering - Effects of the Conversion - Tax Effects of the Conversion” and “Legal and Tax Opinions.”

Very truly yours,
/s/ Joel S. Summer

Joel S. Summer

Cc:           Silver Freedman & Taff LLP